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                                                  OMB Number:    3235-0058
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      Washington, D.C. 20549                      ------------------------------
                                                         SEC FILE NUMBER
            FORM 12b-25                                     001-04668
    NOTIFICATION OF LATE FILING                   ------------------------------
                                                           CUSIP NUMBER
                                                                NA
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(Check one): |X| Form 10-K    |_| Form 20-F    |_| Form 11-K    |_| Form 10-Q
             |_| Form N-SAR |_| Form N-CSR


             For Period
             Ended:     December 31, 2003
                        -----------------

               |_| Transition Report on Form 10-K
               |_| Transition Report on Form 20-F
               |_| Transition Report on Form 11-K
               |_| Transition Report on Form 10-Q
               |_| Transition Report on Form N-SAR
               For the Transition
               Period Ended:  __________________________________________________



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  Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I -- REGISTRANT INFORMATION

Coastal Caribbean Oils & Minerals, Ltd.
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Full Name of Registrant


 N/A
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Former Name if Applicable


Clarendon House, Church Street
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Address of Principal Executive Office (Street and Number)


Hamilton, Bermuda  HM11
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |   (a)  The reason  described  in  reasonable  detail in Part III of this
      |        form  could  not be  eliminated  without  unreasonable  effort or
      |        expense
      |   (b)  The subject annual report,  semi-annual report, transition report
      |        on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
      |        portion  thereof,  will  be  filed  on or  before  the  fifteenth
|X|   |        calendar day  following the  prescribed  due date; or the subject
      |        quarterly  report or  transition  report on Form 10-Q, or portion
      |        thereof,  will be filed  on or  before  the  fifth  calendar  day
      |        following the prescribed due date; and
      |   (c)  The  accountant's  statement  or other  exhibit  required by Rule
      |        12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The company's records were not in such order as to allow the completion of the company's Form 10-K for the year ended December 31, 2003 by the March 30, 2004 deadline. However, work is progressing and the document will be completed and filed on or before the fifteenth calendar day following the due date, or by April 14, 2004.

(Attach extra Sheets if Needed)

SEC 1344 (07-       Persons who are to respond to the  collection of information
03)                 contained  in this form are not  required to respond  unless the form displays a currently valid OMB control number.

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PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Phillip W. Ware              (850)                      653-9165
     ---------------------------- ----------------------------------------------
              (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  |X| Yes |_| No
     ___________________________________________________________________________


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   |_|Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                     Coastal Caribbean Oils & Minerals, Ltd.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date                March 24, 2004                    By   /s/ Phillip W. Ware
       ----------------------------------------       --------------------------
                                                      Name:  Phillip W. Ware
                                                      Title:   President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
________________________________________________________________________________
Intentional  misstatements  or omissions  of fact  constitute  Federal  Criminal
                        Violations (See 18 U.S.C. 1001).
________________________________________________________________________________

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers: This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

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